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[VERAMARK LOGO]                                                            PRESS
                                                                         RELEASE

                                  EXHIBIT 99.1
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Contact:

David G. Mazzella
Veramark Technologies, Inc.
(585) 381-6000
www.veramark.com


                             FOR IMMEDIATE RELEASE
                             ---------------------

            VERAMARK TECHNOLOGIES, INC. RECEIVES STAFF DETERMINATION

Pittsford, NY - June 3, 2002. Veramark Technologies, Inc. (Nasdaq: VERA) today announced that it had received from The Nasdaq Stock Market, Inc. ("Nasdaq"), a Nasdaq Staff Determination dated May 29, 2002 that denied the Company's request for continued listing on the Nasdaq SmallCap Market. The Company has determined not to appeal the proposed delisting. As a result, the Common Stock of the Company will be delisted from the Nasdaq SmallCap Market at the opening of business on June 6, 2002.

     As previously reported, the Company had been notified by Nasdaq that the Company did not comply with the minimum net tangible assets or minimum stockholder equity requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(2)(b).

     The Company's Common Stock will remain eligible for trading on the Nasdaq OTC Bulletin Board, which is a regulated quotation service that displays real-time quotes, last sale prices, and volume information in over-the-counter
(OTC) equity securities. The Company currently anticipates that it will again seek to be listed on the Nasdaq or a national securities market exchange if and when the Company satisfies the requirements for initial listing.

     Veramark Technologies, Inc. provides premises-based and outsourced telecom network cost control and productivity solutions for small to large enterprises. Our products include: call accounting; tie-line reconciliation; phone bill consolidation and validation; asset and facilities management; cable management; work order/trouble ticket and service order processing; directory lookup; and call detail record collection and processing for traditional PBX and IP-telephony and Centrex environments.

     This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the impact of competition, changes in the marketing strategies of major distributors, and the actual effect of any delisting, including trading of the Company's securities, as well as other risk factors set forth from time to time in the Company's SEC reports.


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Veramark Technologies, Inc. - 3750 Monroe Avenue - Pittsford, New York 14534 USA